Exhibit 10.1

ASSET PURCHASE AGREEMENT

by and among:

CRITICAL PATH, INC.

a California corporation;

GIGANEWS, INC.

a Texas corporation;

and

SPN ACQUISITION, INC.

a Texas corporation

Dated as of February 29, 2008

ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT (this “Agreement”) is entered into as of February 29, 2008, by and between Critical Path, Inc., a California corporation (“Seller”), on the one hand, and SPN Acquisition, Inc., a Texas corporation (“SPN Acquisition”), and GigaNews, Inc., a Texas corporation (“GigaNews”), on the other. Each of SPN Acquisition and GigaNews are referred to herein as a “Purchaser” and, together, as the “Purchasers”). Capitalized terms used in this Agreement are defined in Exhibit A.

RECITALS

A. Seller is engaged in the usenet hosting business. Seller wishes to sell and transfer certain of the assets held in connection with that business, and certain of the liabilities exclusively related to that business, to the Purchasers, and the Purchasers wish to purchase and acquire such assets and liabilities, on the terms set forth in this Agreement.

AGREEMENT

The parties to this Agreement, intending to be legally bound, agree as follows:

1.	SALE OF ASSETS; RELATED TRANSACTIONS.

1.1 Sale of Assets.

(a) At the Closing, Seller shall cause to be sold, assigned, transferred, conveyed and delivered to GigaNews good, valid and marketable title to the assets identified as the “GigaNews Acquired Assets” on Schedule 1.1(a) (the “GigaNews Acquired Assets”), including without limitation the Contracts identified as “GigaNews Assigned Contracts” on Schedule 1.1(a) (the “GigaNews Assigned Contracts”), on the terms and subject to the conditions set forth in this Agreement. In addition, at the Closing Seller shall cause to be sold, assigned, transferred, conveyed and delivered to SPN Acquisition good, valid and marketable title to the assets identified as “SPN Acquired Assets” on Schedule 1.1(a) (the “SPN Acquired Assets” and, together with the GigaNews Acquired Assets, the “Acquired Assets”), including without limitation the Contracts identified as “SPN Assigned Contracts” on Schedule 1.1(a) (the “SPN Assigned Contracts” and, together with the GigaNews Assigned Contracts, the “Assigned Contracts”), on the terms and subject to the conditions set forth in this Agreement. The Purchasers shall acquire and Seller shall deliver the Acquired Assets free and clear of all Encumbrances, other than the Permitted Encumbrances. If, at the Closing Date, either Purchaser does not obtain full right, title and interest in and to any of the Acquired Assets to be acquired by it pursuant to this Section, then, subject to Section 1.1(c), the Acquired Assets in question and all benefits arising therefrom shall be held by Seller in trust for such Purchaser until such time as such Purchaser shall have obtained full right, title and interest therein and thereto; provided that, to the maximum extent permitted by law Seller shall deliver to such Purchaser all proceeds, money and other rights and benefits to which such Purchaser is beneficially or legally entitled in respect of the use of such Acquired Assets.

(b) The Purchasers agree that they are not acquiring any rights, title or interest in, to or under any Excluded Assets. The Purchasers will not assume any liability, responsibility or obligations with regard to any employee of Seller, including without limitation, in connection with compensation or compensation plans, benefit plans, options or equity plans, severance or termination pay, insurance or other employment related costs relating to Seller or its employees, all of which shall remain the obligation of Seller. Subject to the terms and conditions of this Agreement and the Transition Services Agreement, upon the successful consummation of the sale and purchase of the Acquired Assets pursuant hereto on the Closing Date, GigaNews agrees to assume and pay, perform and discharge when due the GigaNews Assumed Liabilities, and SPN Acquisition agrees to assume and pay, perform and discharge when due the SPN Assumed Liabilities. Seller will retain, and will be solely responsible for paying, performing and discharging when due, and the Purchasers will not assume or otherwise have any responsibility or liability for, the Excluded Liabilities.

(c) Anything in this Agreement to the contrary notwithstanding, this Agreement shall not constitute an agreement to assign any Acquired Asset (including any Assigned Contract) or any claim or right or any benefit arising thereunder or resulting therefrom if an attempted assignment thereof, without consent of a third party thereto, would constitute a breach or other contravention thereof or in any way adversely affect the rights of the applicable Purchaser or Seller thereunder. Subsequent to the Closing, Seller will use all reasonable efforts to obtain the consent of the other parties to any such Acquired Asset or claim or right or any benefit arising thereunder for the assignment thereof to the applicable Purchaser or as such Purchaser may otherwise request. If such consent is not obtained, or if an attempted assignment thereof would be ineffective or would adversely affect the rights thereunder so that the applicable Purchaser would not in fact receive all such rights, Seller will cooperate with such Purchaser in any lawful and economically feasible arrangement under which Purchaser would obtain the benefits and assume the obligations thereunder in accordance with this Agreement, including subcontracting, sublicensing or subleasing to such Purchaser, or under which Seller would enforce for the benefit of such Purchaser, with Purchaser assuming Seller’s obligations, any and all rights of Seller against a third party thereto. Nothing in this Section 1.1(c) shall be deemed a waiver by either GigaNews or SPN Acquisition of its right to have received on or before the Closing an effective assignment of all of the GigaNews Acquired Assets and the SPN Acquired Assets, respectively.

1.2 Consideration. Upon the terms and subject to the conditions of this Agreement, as consideration for the sale of the Acquired Assets to the Purchasers:

(a) at the Closing, GigaNews shall pay to Seller $2,040,000 and SPN Acquisition shall pay to Seller $485,000 (in the aggregate, the “Cash Closing Payment”), in immediately available funds by wire transfer to a Seller account designated in writing by Seller to the Purchasers at least two business days before the Closing;

(b) at the Closing, GigaNews shall assume the GigaNews Assumed Liabilities and SPN Acquisition shall assume the SPN Assumed Liabilities; and

(c) on the Holdback Payment Date, the Purchasers shall pay to Seller the Remaining Holdback Amount, if any.

1.3 Sales Taxes. All Acquired Assets to be delivered to Purchasers by Seller will be delivered electronically. Seller will not provide any back-up hard copy at any time to Purchasers. Purchasers agree to provide the Seller with written confirmation of receipt of the completed electronic delivery of the Acquired Assets within five (5) business days of receipt. Seller shall bear and shall pay any and all Taxes, including sales taxes, use taxes, transfer taxes, documentary charges, recording fees or similar taxes, charges, fees or expenses that may become payable in connection with the transfer of the Acquired Assets to the Purchasers or in connection with any of the other Transactions.

1.4 Closing.

(a) The closing of the sale of the Acquired Assets to the Purchasers (the “Closing”) shall be held at a location agreed to by the parties, contemporaneously with the execution of this Agreement. For purposes of this Agreement, “Closing Date” shall mean the date as of which the Closing actually takes place, and “Effective Time” shall mean the time as of which the Closing actually takes place.

(b) Contemporaneously herewith and subject to the terms and conditions hereof, Seller hereby delivers, or causes to be delivered, the following to each Purchaser (except as otherwise noted below):

(i) a Bill of Sale and Assignment and Assumption Agreement in substantially the form of Exhibit B or Exhibit B-1, as applicable (the “Bill of Sale”), duly executed by Seller;

(ii) to GigaNews only, a Trademark and Domain Name Registration Assignment in substantially the form of Exhibit C (the “Trademark Assignment”), duly executed by Seller;

(iii) to GigaNews only, a Copyright Assignment in substantially the form of Exhibit D (the “Copyright Assignment”), duly executed by Seller;

(iv) a Transition Services Agreement in substantially the form of Exhibit E (the “Transition Services Agreement”);

(v) a certificate, dated as of the Closing Date and executed on behalf of Seller by its Secretary, certifying Seller’s (A) certificate of incorporation, (B) bylaws, and (C) board resolutions approving the Transactions and adopting this Agreement; and

(vi) a certificate from the Secretary of State of the State of California dated within three days prior to the Closing Date certifying that Seller is in good standing and that all applicable Taxes and fees of Seller through and including the Closing Date have been paid.

(c) Contemporaneously herewith and subject to the terms and conditions hereof, each Purchaser (except as otherwise noted below) hereby delivers, or causes to be delivered, the following to Seller:

(i) such Purchaser’s portion of the Cash Closing Payment, as set forth in Section 1.2(a);

(ii) the Bill of Sale, duly executed by Purchaser;

(iii) the Transition Services Agreement, duly executed by Purchaser;

(iv) a certificate, dated as of the Closing Date and executed on behalf of Purchaser by its Secretary, certifying Purchaser’s board resolutions approving the Transactions and adopting this Agreement; and

(v) a certificate from the Secretary of State of the State of Texas dated within three days prior to the Closing Date certifying that Purchaser is in good standing and, as to GigaNews only, that all applicable Taxes and fees of Purchaser through and including the Closing Date have been paid.

1.5 Holdback; Holdback Amount; Post-Closing Customer Revenues.

(a) The Holdback Amount shall not be delivered to Seller at the Closing. Seller has prepared and delivered to the Purchasers the statement set forth on Schedule 1.5(a) (the “Initial Revenue Statement”) showing Business revenue from Customers (as reflected in Seller’s financial records, but excluding revenue attributable to termination fees, one-time, non-recurring professional services fees (e.g., set-up services, data dump upon Contract termination), service credits, and other similar one-time, non-recurring events (the “Excluded Revenue Items”)) for December 2007 (“Initial Revenues”). Seller represents and warrants to the Purchasers that the Initial Revenue Statement (i) is based upon the books and records of Seller and (ii) has been prepared in accordance with GAAP, except for the exclusion of the Excluded Revenue Items. The Purchasers, and any accountants or advisors retained by the Purchasers, at their expense, shall be permitted to reasonably review Seller’s working papers related to the preparation of the Initial Revenue Statement and shall be permitted access to the books and records and personnel of Seller for the purposes of reviewing such Initial Revenue Statement.

(b) Within twenty (20) days after the end of the month in which the Holdback Period expires, the Purchasers shall prepare and deliver to Seller a statement (the “Post-Closing Revenue Statement”) showing Business revenue from Customers (as reflected in the Purchasers’ financial records, but excluding Excluded Revenue Items) for the fiscal month in which the Holdback Period expires (“Post-Closing Revenues”); for example, if the Holdback Period expires in August 2008, then Post-Closing Revenues would be determined and provided for August 2008. The Post-Closing Revenue Statement shall (i) set forth the calculation of Post-Closing Revenues in reasonable detail, (ii) be based upon the books and records of the Purchasers and (iii) be prepared in accordance with GAAP, except for the exclusion of the Excluded Revenue Items, and shall be applied in a manner consistent with the Initial Revenue Statement. Seller, and any accountants or advisors retained by Seller, at its expense, shall be permitted to reasonably review the Purchasers’ working papers related to the preparation of the Post-Closing Revenue Statement and shall be permitted access to the books and records and personnel of the Purchasers for the purposes of reviewing such Post-Closing Revenue Statement.

(c) During the Holdback Period the Purchasers agree to use commercially reasonable efforts to operate the Business in the Ordinary Course of Business in a commercially reasonable fashion (including by not taking any action or making any operational changes having the principal purpose of reducing Post-Closing Revenues).

(d) If Post-Closing Revenues are 90% or more of the Initial Revenues, then there shall be no purchase price adjustment or offset against the Holdback Amount relating to Customer revenue. If Post-Closing Revenues are less than 90% of Initial Revenues, then the Purchasers may withhold and deduct from the Holdback Amount, up to the Holdback Amount, an amount equal to (i) the amount of the Initial Revenues multiplied by 12, minus (ii) the amount of the Post-Closing Revenues multiplied by 12 (the “Revenue Adjustment”). The Holdback Amount will be the sole remedy for any adjustment to the Aggregate Purchase Price pursuant to this Section.

(e) The Initial Revenue Statement and the Post-Closing Revenue Statement shall be final and binding on the parties unless the party receiving such statement (the “Receiving Party”) shall, within thirty (30) days following the delivery of such statement by the party that prepared the statement (the “Delivering Party”), deliver to the Delivering Party written notice of any proposed modification to such statement, which notice shall, to the extent practicable, describe the nature of any such disagreement in reasonable detail, identify the specific items involved and state the dollar amount of each modification. If the Receiving Party does not deliver such a notice of objection within such thirty (30) day period, the statement shall be final, conclusive and binding on the parties.

(f) If the Delivering Party disagrees with all or any portion of the Receiving Party’s proposed modification of the statement, the parties shall negotiate in good faith to reach an agreement during the fifteen (15) day period following delivery of such proposed modification.

(g) If, upon completion of such fifteen (15) day period, the Purchasers and Seller are unable to reach an agreement, they shall promptly thereafter cause a national or regional accounting firm, or other independent third party reasonably satisfactory to the Purchasers and Seller, to review this Agreement and the disputed items or amounts for the purpose of calculating the final Initial Revenues or Post-Closing Revenues (as the case may be). In making such calculation, such third party shall consider only those items or amounts in the relevant statement(s) and the books and records of the Purchasers or Seller (as the case may be) as to which Seller and the Purchasers have disagreed. Seller and the Purchasers shall instruct such third party to deliver to Seller and the Purchasers, within thirty (30) days after referral of the dispute to such firm but in any event as promptly as practicable, a report setting forth its calculations. Such report shall be final and binding upon Seller and the Purchasers, absent fraud or manifest error. The cost of such review and report shall be paid one-half by Seller and one-half by the Purchasers.

(h) Within ten business days after the final determination of Post-Closing Revenues in accordance with this Section 1.5 (the “Holdback Payment Date”), the Purchasers shall pay to Seller an aggregate amount (the “Remaining Holdback Amount”) equal to (i) the Holdback Amount, minus (ii) if Post-Closing Revenues are less than 90% of Initial Revenues, the Revenue Adjustment, minus (iii) the amounts, if any deducted from the Holdback Amount by the Purchasers pursuant to Section 5.15. The Remaining Holdback Amount, if any, shall be paid in immediately available funds by wire transfer to Seller account designated in writing by Seller to the Purchasers. Further, if upon final resolution of all pending claims pursuant to which amounts were withheld under (iii) above, the aggregate amount necessary to satisfy such claims is less than the amount withheld, the balance of such withheld amounts shall be paid to Seller as soon as practicable following such final resolution.

2.	REPRESENTATIONS AND WARRANTIES OF SELLER.

Seller hereby represents and warrants to the Purchasers that except as set forth in a disclosure letter separately delivered by Seller to the Purchasers contemporaneously with the execution and delivery of this Agreement, which identifies the particular Sections of this Agreement to which such disclosure relates (the “Disclosure Letter”), as of the date hereof each of the following representations and warranties is true and correct:

2.1 Due Organization. Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of California with full corporate power and authority to conduct the Business as it is presently conducted and to own and lease the Acquired Assets. Seller is duly qualified to do business and is in good standing in all jurisdictions in which the operation of the Business makes such qualification necessary, except where the failure to be so qualified or in good standing would not have a Material Adverse Effect.

2.2 Authority; Binding Nature of Agreements. Seller has the corporate power and authority to enter into and to perform its obligations under each of the Transaction Agreements to which it is a party; and the execution, delivery and performance by Seller of the Transaction Agreements to which it is a party have been duly authorized by all necessary action on the part of Seller. Each Transaction Agreement to which Seller is a party on the date hereof constitutes the legal, valid and binding obligation of Seller, enforceable against Seller in accordance with its terms, subject to any applicable bankruptcy, insolvency, reorganization, moratorium or similar laws now or hereinafter in effect relating to creditors’ rights generally or to general principles of equity.

2.3 Non-Contravention. The execution, delivery and performance of this Agreement and the other Transaction Agreements by Seller, and the consummation by Seller of the Transactions, do not and will not (a) contravene or conflict with the articles of incorporation or bylaws of Seller, or (b) except as could not reasonably be expected to have a Material Adverse Effect, (i) contravene or conflict with or constitute a material violation of any provision of any applicable Legal Requirement binding upon or applicable to Seller; or (ii) violate, be in conflict with or result in the breach (with or without the giving of notice or lapse of time, or both) of any term, condition or provision of any Assigned Contract or give any party with rights thereunder the right to terminate, modify, accelerate or otherwise change the existing rights or obligations of Seller thereunder.

2.4 Litigation; Compliance with Legal Requirements. There are no Proceedings related to the Business pending or, to Seller’s Knowledge, threatened against Seller, or its activities, properties or assets, that seek to prevent, enjoin, alter or delay the Transactions. Seller is not a party to and is not subject to the provisions of any Order which could reasonably be expected to have a Material Adverse Effect on the Business or the Acquired Assets. Seller has complied in all respects with any applicable Legal Requirement relating to its business and properties, except where the failure to comply could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Acquired Assets.

2.5 Title To Assets. Seller has good, valid and marketable title to the Acquired Assets. None of the Acquired Assets is subject to any Encumbrances, other than Permitted Encumbrances.

2.6 Contractual and Government Consents. The execution, delivery or performance of this Agreement or any other Transaction Agreement by Seller does not require any action by or in respect of, or filing with, or notification to any Government Body, except for the filings described in the Disclosure Letter. Except as set forth in the Disclosure Letter, no Consent by any Person under any Assigned Contract is required or necessary for, or as a result of, the execution, delivery and performance of this Agreement or any other Transaction Agreement by Seller or the consummation of the Transactions.

2.7 Permits. There are no material licenses, franchises, permits and other governmental authorizations necessary for the continued operation of the Business as it is currently being conducted.

2.8 Absence of Liabilities. Except as disclosed in Section 2.8 of the Disclosure Letter, there are no Liabilities relating to the Business that the Purchasers will assume of any nature except the Assumed Liabilities.

2.9 Absence of Material Adverse Effect Outside of Ordinary Course of Business. Since December 31, 2007, the Business has not suffered any Material Adverse Effect.

2.10 Material Agreements.

(a) Schedule 1.1(a) sets forth each Contract included in the Assigned Contracts. In addition, Section 2.10 of the Disclosure Letter sets forth or describes other material Contracts outstanding as of the date hereof that relate to the Business or the operation of the Business as a going concern, which are not included in the Assigned Contracts.

(b) Except as disclosed in the Disclosure Letter:

(i) As of the date hereof, all of the Assigned Contracts are valid, binding and in full force and effect and are enforceable against Seller and, to Seller’s Knowledge, the other party thereto, in accordance with their respective terms, except as the same may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and general equitable principles regardless of whether such enforceability is considered in a proceeding at law or in equity; and

(ii) Seller is not (with or without the lapse of time or the giving of notice, or both) in material breach or default in any respect under any Assigned Contract and, to the Knowledge of Seller, no other party to any Assigned Contract is (with or without the lapse of time or the giving of notice, or both) in material breach or default in any respect thereunder. Except as set forth in the Disclosure Letter, Seller has not received any written notice of the intention of any party to terminate any Assigned Contract. Complete and correct copies of all Assigned Contracts have been made available to the Purchasers.

(iii) The Assigned Contracts set forth on Schedule 1.1(a) include, without limitation, each Contract with a Commercial Customer that is outstanding as of the date hereof and relates to the Business or the operation of the Business as a going concern.

(iv) Seller has separately delivered to Purchasers the Seller’s current “Terms of Services” that must be agreed to by Residential Customers prior to opening a Business account with Seller. All current Residential Customers have agreed to the “Terms of Services,” or a previous form thereof in substantially the same form (the “Terms of Services”), which are binding and enforceable against such Residential Customers in accordance with their terms, subject to general public policy limitations on the enforceability of such types of agreements.

2.11 Intellectual Property.

(a) There are no patents or patent applications owned by Seller relating to the Business. Section 2.11(a) of the Disclosure Letter lists all Intellectual Property that is primarily related to, used in, held for use in connection with, or necessary for the conduct of, or otherwise material to the Business (including a general description of Intellectual Property, if any, used in connection with the Business but not included in the Acquired Assets), including, without limitation, each material trade name or unregistered trademark, service mark, corporate name, Internet domain name, copyright and material computer software item used by Seller in connection with the Business. Section 2.11(a) of the Disclosure Letter also lists each material license, agreement, or other permission that Seller has granted to any third party with respect to any of its Intellectual Property used in the Business (other than ordinary licenses, grants or permissions made to Customers in the Ordinary Course of Business) (including a general description of such licenses, agreements or permissions, if any, that are not included in the Acquired Assets). Seller has delivered to the Purchasers correct and complete copies of all such Intellectual Property that is included in the Acquired Assets and all such licenses, agreements, and permissions (as amended to date) that are included in the Acquired Assets. With respect to each such item of Intellectual Property:

(i) Seller possesses all right, title, and interest in and to the item, free and clear of all Encumbrances;

(ii) the item is not subject to any outstanding injunction, judgment, order, decree, ruling, or charge;

(iii) no action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand is pending or, to the Knowledge of Seller, is threatened that challenges the legality, validity, enforceability, use, or ownership of the item;

(iv) no loss or expiration of the item is threatened, pending, or reasonably foreseeable, except for patents expiring at the end of their statutory terms (and not as a result of any act or omission by Seller, including, without limitation, a failure by Seller to pay any required maintenance fees);

(v) neither Seller nor any of its Affiliates has any obligation to compensate any Person for the use of any Intellectual Property included in the Acquired Assets, and neither Seller nor any of its Affiliates has granted to any Person any license, option, or other rights to use in any manner any of the Intellectual Property included in the Acquired Assets, whether requiring the payment of royalties or not;

(vi) neither Seller nor any of its Affiliates has received any notice of invalidity or infringement of any rights of others with respect to the Intellectual Property included in the Acquired Assets, and no Person has notified Seller or any of its Affiliates that it is claiming any ownership of or right to use such Intellectual Property;

(vii) to the Knowledge of Seller, no Person is infringing upon any such Intellectual Property in any way;

(viii) to the Knowledge of Seller, the use of the Intellectual Property by Seller does not and will not conflict with, infringe upon or otherwise violate the valid rights of any third party in or to such Intellectual Property;

(ix) Seller has taken commercially reasonable steps to protect and preserve the confidentiality of its trade secrets, including entering into binding and written confidentiality and non–use agreements between employees of the Business and third parties as necessary;

(x) all current and former employees, consultants and contractors of the Business have executed and delivered, and are in compliance with, enforceable agreements regarding the protection of Intellectual Property and have provided valid written assignments of all Intellectual Property conceived or developed by such employees, consultants or contractors in connection with their services for the Business, and no current or former employee, consultant, contractor or other Person has any right, claim or interest to any of the Intellectual Property; and

(xi) Seller is listed in the records of the appropriate U.S., state or foreign registry or domain name registrar or convention as the sole current owner or owners of record for each listed application or registration, and no third party has any ownership interest, or right to claim any ownership interest in any listed application or registration. With respect to the listed applications and registrations, each such application or registration has been filed, prosecuted or maintained, as the case may be, in compliance in all material respects with all applicable rules, policies and procedures of the appropriate U.S., state or foreign registry or domain name registrar or ruling body (including without limitation the ICANN). To the Knowledge of Seller, there is no basis for any claim, suit, arbitration or proceeding (including without limitation a UDRP proceeding) based on any applications or registrations comprising the Acquired Assets.

(b) Section 2.11(b) of the Disclosure Letter identifies each item of Intellectual Property (other than commercially available “off-the-shelf” software) that any third party owns and that Seller uses pursuant to license or sublicense agreements as part of the Business and that are included in the Acquired Assets (and a general description of such Intellectual Property, if any, that Seller uses as part of the Business but which are not included in the Acquired Assets). Seller has delivered to the Purchasers correct and complete copies of all such license and sublicense agreements (as amended to date). With respect to each item of Intellectual Property required to be identified in Section 2.11(b) of the Disclosure Letter that is included in the Acquired Assets:

(i) the license, sublicense, agreement, or permission covering the item is legal, valid, binding, enforceable, and in full force and effect in all material respects;

(ii) no party to the license, sublicense, agreement, or permission is in material breach or default, and no event has occurred that with notice or lapse of time would constitute a material breach or default or permit termination, modification, or acceleration thereunder;

(iii) no party to the license, sublicense, agreement, or permission has repudiated any material provision thereof; and

(iv) Seller has not granted any sublicense or similar right with respect to the license, sublicense, agreement, or permission.

(c) Seller is in full compliance in all material respects with the service provider safe harbor provisions set forth in Section 512(c) of the Digital Millennium Copyright Act and, to Seller’s Knowledge, it has not violated or infringed, and is not currently violating or infringing, and Seller has not received any communications alleging that Seller (or any of its employees or consultants) has violated or infringed any proprietary asset of any other Person.

(d) Seller has (whether by virtue of ownership, license or otherwise) all rights in the Intellectual Property comprising the Acquired Assets, including rights to make, use, reproduce, modify, adapt, create derivative works based on, translate, distribute (directly and indirectly), transmit, display and perform publicly, license, rent, lease, assign and sell such Intellectual Property in all geographic locations and fields of use, and to sublicense any or all of the foregoing rights to third parties, including the right to grant further sublicenses.

(e) No portion of any software code comprising the Acquired Assets (excluding any Intellectual Property licensed from a third party), at the time of delivery of such software (i) contains any “back door,” “time bomb,” “Trojan horse,” “worm,” “drop dead device,” “lock-out,” “virus” or other software routines or hardware components designed to permit unauthorized access; to disable or erase software, hardware, or data; or to perform any other similar unauthorized actions; or (ii) fails to comply with any applicable warranty or other contractual commitment relating to the use, functionality or performance of such software or any product or system containing or used in conjunction therewith. To Seller’s knowledge, the current versions of the software code (excluding any Intellectual Property licensed from a third party) do not contain any material bugs, defects and errors. Seller has provided to the Purchasers all tangible embodiments of all Intellectual Property comprising the Acquired Assets and has provided to the Purchasers (or has, at the Purchasers’ written request, deleted) all electronically stored embodiments of such Intellectual Property stored on any removable media or hardware.

(f) Section 2.11(f) of the Disclosure Letter contains a list of all software code or component thereof comprising the Acquired Assets that is, in whole or in part, subject to the provisions of any license to open source or freeware software that is made generally available to the public without requiring payment of fees or royalties (including without limitation any obligation or condition under any “open source” license such as the GNU General Public License, GNU Lesser General Public License, Apache, Perl, Mozilla Public License or BSD licenses). With respect to any such software code set forth on Section 2.11(f) of the Disclosure Letter, Seller has not used or distributed such software code in any manner that, to the Knowledge of Seller, would require or condition the use of any software code comprising the Acquired Assets on the disclosure, licensing or distribution of any source code version thereof for any portion of such software code to any third parties.

(g) No funding, facilities or personnel of any governmental entity were used, directly or indirectly, to develop or create, in whole or in part, any Intellectual Property comprising the Acquired Assets (excluding any Intellectual Property licensed from a third party). Seller is not now or was ever a member or promoter of, or a contributor to, any industry standards body or similar organization that could require or obligate Seller to grant or offer to any third party any license or right to any Intellectual Property comprising the Acquired Assets.

(h) The activities of Seller in the operation of the Business and the use of the Intellectual Property comprising the Acquired Assets have at all times been conducted in full compliance in all material respects with: (1) all applicable national, state and local government laws, rules, regulations, codes, ordinances and orders of the United States and each country in which any customer resides (including without limitation all data privacy, personal data, identity theft, transborder data flow, data protection, database protection, safe harbor rules, and personal information privacy); and (2) Seller’s privacy policies and network security policies. Seller has implemented security precautions (e.g., firewalls, SSI, etc.) and taken appropriate actions with respect to all such Intellectual Property (including without limitation customer data) so as to enable Seller to satisfy its obligations thereunder and to help prevent the loss, alteration or unauthorized access of or disclosure of such Intellectual Property.

2.12 Taxes.

(a) Except as would not have a Material Adverse Effect on the Business or the Acquired Assets, (a) Seller has filed or caused to be filed on a timely basis (taking into account all applicable extension periods) all income Tax Returns that were required to be filed by it pursuant to applicable Laws, (b) all such income Tax Returns were correct and complete in all respects, and (c) all taxes reflected on such Tax Returns as due and payable have been paid. With respect to Federal and state income Tax Returns, (i) no audits are pending and (ii) Seller has not received written notice of future audits.

(b) Seller has not waived any statute of limitations in respect of any Tax Returns or agreed to any extension of time with respect to the assessment of Taxes. Seller has not given any waivers or extensions (or is or would be subject to a waiver) of any statute of limitations relating to the payment of Taxes.

2.13 Financial Information. Seller has separately identified and delivered to the Purchasers certain historical financial information for the 2007 fiscal year consisting of an unaudited statement of revenues from Customers of the Business, and a statement of related operating expenses of the Business (the “Financial Information”). The Financial Information is derived from the books and records of Seller, has been prepared in accordance with GAAP, and fairly presents in all material respects the information presented therein at the dates and for the periods therein specified, consistently applied.

2.14 Investment Banking Fees. Seller and its Affiliates have not incurred any investment banking, broker or finder fees which will become the responsibility of the Purchasers before or after the Effective Time.

2.15 Customers. Seller has separately identified and delivered to the Purchasers a true and correct schedule setting forth the names, addresses, fee amounts and payment schedules of all current Commercial Customers. Seller has not received any notice and has no reason to believe that any current Commercial Customer (i) has ceased, or will cease, to purchase services of the Business, (ii) has substantially reduced or will substantially reduce, its use of services of the Business, or (iii) has sought, or is seeking, to reduce the price it will pay for services of the Business, including in each case after the consummation of the Transactions. To the Knowledge of Seller, no current Commercial Customer has otherwise threatened to take any action described in the preceding sentence as a result of the consummation of the Transactions.

2.16 Disclaimer of Warranties. EXCEPT FOR THE EXPRESS REPRESENTATIONS AND WARRANTIES MADE BY SELLER IN THIS AGREEMENT, THE OTHER TRANSACTION AGREEMENTS, AND THE SCHEDULES (INCLUDING THE DISCLOSURE LETTER) AND EXHIBITS THERETO, SELLER MAKES NO ADDITIONAL REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, CONCERNING THE ACQUIRED ASSETS AND ASSUMED LIABILITIES, IT BEING SPECIFICALLY UNDERSTOOD BY PURCHASER THAT, EXCEPT FOR THE EXPRESS WARRANTIES SET FORTH IN THIS AGREEMENT, THE OTHER TRANSACTION AGREEMENTS, AND THE SCHEDULES (INCLUDING THE DISCLOSURE LETTER) AND EXHIBITS THERETO, THE ACQUIRED ASSETS AND ASSUMED LIABILITIES ARE BEING SOLD AND TRANSFERRED “AS IS” IN ALL RESPECTS. SELLER SPECIFICALLY DISCLAIMS ANY WARRANTY OF MERCHANTABILITY OR SUITABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE OF PURCHASERS, WHETHER OR NOT SELLER HAS BEEN MADE AWARE OF ANY SUCH PURPOSE. NOTWITHSTANDING THE FOREGOING, THIS DISCLAIMER SHALL IN NO WAY LIMIT OR MODIFY SELLER’S REPRESENTATIONS AND WARRANTIES SET FORTH IN THIS ARTICLE 2 AND THE INDEMNIFICATION OBLIGATIONS WITH RESPECT THERETO.

3.	REPRESENTATIONS AND WARRANTIES OF PURCHASER.

Each Purchaser represents and warrants as of the date hereof that each of the following representations and warranties is true and correct:

3.1 Due Organization. Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Texas with full corporate power and authority to conduct its business as it is presently conducted and to own and lease its properties and assets. Purchaser is duly qualified to do business and is in good standing in all jurisdictions in which the character of its properties owned or leased or the nature of its activities make such qualification necessary, except where the failure to be so qualified or in good standing would not have a Material Adverse Effect.

3.2 Authority; Binding Nature of Agreements. Purchaser has the corporate power and authority to enter into and to perform its obligations under each of the Transaction Agreements to which it is a party; and the execution, delivery and performance by Purchaser of the Transaction Agreements to which it is a party have been duly authorized by all necessary action on the part of Purchaser. Each Transaction Agreement to which it is a party on the date hereof constitutes the legal, valid and binding obligation of Purchaser, enforceable against it in accordance with its terms, subject to any applicable bankruptcy, insolvency, reorganization, moratorium or similar laws now or hereinafter in effect relating to creditors’ rights generally or to general principles of equity.

3.3 Non-Contravention. The execution, delivery and performance of this Agreement and the other Transaction Agreements by Purchaser, and the consummation of the Transactions by Purchaser, do not and will not (a) contravene or conflict with the articles of incorporation or bylaws of Purchaser, or (b) except as could not reasonably be expected to have a Material Adverse Effect, contravene or conflict with or constitute a material violation of any provision of any applicable Legal Requirement binding upon or applicable to Purchaser.

3.4 Litigation; Compliance with Legal Requirements. There are no Proceedings pending or, to Purchaser’s Knowledge, threatened against Purchaser, its respective activities, properties or assets that seeks to prevent, enjoin, alter or delay the Transactions. Purchaser is not is a party to and is not subject to the provisions of any Order which could reasonably be expected to have a Material Adverse Effect on Purchaser. Purchaser has complied in all respects with any applicable Legal Requirement relating to its business and properties, except where the failure to comply could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Purchaser.

3.5 Investment Banking Fees. Purchaser and its Affiliates have not incurred any investment banking, broker or finder fees which will become the responsibility of Seller before or after the Effective Time.

3.6 Investigation. In executing this Agreement, Purchaser is relying on its own investigation and not on any other statement, presentation, representation, warranty or assurance of any kind made by Seller, its representatives or any other Person, other than Seller’s representations, warranties and other provisions expressly set forth in this Agreement or any other agreement or certificate delivered or entered into by Seller in connection herewith.

4.	COVENANTS AND OTHER AGREEMENTS.

4.1 Cooperation; Further Actions. From and after the Effective Time, each party shall reasonably cooperate with the other party and the other party’s Representatives, and Seller shall execute and deliver such documents and take such other actions as the Purchasers may reasonably request to put the Purchasers in possession and control of all of the Acquired Assets. Subject to the terms and conditions of this Agreement, each of the parties to this Agreement will use its commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or desirable, or advisable under applicable Legal Requirements, so as to permit consummation of the Transactions in accordance with the terms of the Transaction Agreements and will use commercially reasonable efforts to cooperate fully with the other parties hereto to that end. Without limiting the foregoing, Seller shall use its commercially reasonable efforts to obtain any consent set forth on Section 2.6 of the Disclosure Letter.

4.2 Public Announcements. The Purchasers and Seller will consult with each other as to the form, substance and timing of the initial press release or other initial public statement relating to this Agreement, or any of the Transactions, and no such initial statement will be made by one without the consent of the other, which consent will not be unreasonably withheld or delayed; provided that each may make such disclosures as are necessary to comply with any Legal Requirement or the request of any Governmental Body after making good faith efforts under the circumstances to consult in advance with the other.

4.3 Access to Records and Cooperation. From and after the Effective Time, each party shall cooperate in good faith with the other party and the other party’s Representatives in connection with any tax inquiry, audit, investigation or dispute, or in connection with the filing of any Tax Return or the preparation of financial statements and financial disclosures in which information regarding the Transactions is included, and the audit of consolidated financial statements for periods including the Closing, including by providing access during normal business hours to books and records relating to the Acquired Assets and Assumed Liabilities. The party requesting any such books and records, information or employees shall bear all of the out–of–pocket costs and expenses (including, without limitation, reasonable attorneys’ fees, but excluding reimbursement for salaries and employee benefits) reasonably incurred in connection with providing such books and records, information or employees.

4.4 Confidentiality. Each party will hold, and will cause its Representatives to hold, in confidence all confidential documents and information furnished to it by or on behalf of the other party in connection with the Transactions. In addition, promptly after the Closing (or Transition End Date, to the extent necessary to comply with obligations under the Transition Services Agreement), subject to the provisions of the next sentence Seller shall destroy any and all additional copies of any Acquired Assets (that are nonpublic at the time of the Closing) then in the possession of Seller or any of its Affiliates, agents, representatives, officers, or employees. Notwithstanding the foregoing, Seller may retain copies of Acquired Assets as Seller in good faith determines are necessary or appropriate in connection with, and for purposes related to, its financial statements, future securities or regulatory filings or compliance with any applicable Legal Requirements, or disputes or issues that may arise after the Closing with third parties relating to Acquired Assets.

4.5 Purchase Price Allocation. Schedule 4.5 contains an agreed allocation of the Aggregate Purchase Price and Assumed Liabilities among the Acquired Assets and the non-competition covenant set forth in Section 4.7. These allocations have been made in accordance with the requirements of Section 1060 of the Code. The allocations set forth in Schedule 4.5 will be used by the Purchasers and Seller as the basis for reporting asset values and other items for purposes of all Tax Returns, including Internal Revenue Service Form 8594 (which shall be jointly prepared by the Purchasers and Seller as soon as practicable after the Closing Date). Any subsequent adjustments to the allocable purchase price shall be reflected in a manner consistent with applicable Treasury Regulations. Seller and the Purchasers shall report the transactions contemplated by this Agreement for U.S. Federal income Tax and all other Tax purposes in a manner consistent with the allocation determined pursuant to this Agreement. In any Proceeding related to the determination of any Tax, neither Seller nor the Purchasers shall contend or represent that such allocation determined under this Section is not a correct allocation. Seller and the Purchasers shall notify and provide the others with reasonable assistance in the event of an examination, audit or other proceeding regarding the allocation of the Aggregate Purchase Price and the Assumed Liabilities.

4.6 Non-Solicitation. For a period of one (1) year after the Effective Time, neither the Purchasers on the one hand, nor the Seller on the other hand, will, directly or indirectly, without the written consent of the other party (the “Non-Soliciting Party”), solicit, persuade, encourage or induce any employee of such Non-Soliciting Party to cease employment with or retention by such Non-Soliciting Party, provided that this Section will not apply to (a) general solicitation of employment not specifically directed toward such employees, (b) solicitation of any employees mutually agreed upon by Seller and the Purchasers (including, without limitation, pursuant to Section 4.8), and (c) individuals who were not employed by the Non-Soliciting Party on the Closing Date.

4.7 Noncompete.

(a) Seller and the Purchasers hereby agree that the covenants set forth in this Section 4.7 are a material and substantial part of the Transactions and that a portion of the Aggregate Purchase Price shall be paid for and allocated to the covenants set forth in Section 4.7.

(b) For a period of two (2) years from and after the Closing Date, Seller will not, directly or indirectly:

(i) own, operate, join, control, finance or participate in the ownership, management, operation, control or financing of, or be connected as a principal, agent, representative, consultant, investor with (any of the foregoing referred to as “engaging in”), any business that the Business conducts as of the Closing Date anywhere in the world (provided, however, that the foregoing shall not prohibit Seller from engaging in business with a third party that has a usenet hosting business that is not a material part of its overall business, as long as Seller does not engage in activities with such third party that relate to such portion of the third party’s business) ; or

(ii) to the fullest extent permitted by law, call on or solicit any Person who or which is, at that time, or has been within two years prior thereto, a customer of the Business to license or purchase a product or service which competes with the services of the Business.

(c) The parties acknowledge that (i) the provisions of Sections 4.6 and 4.7 are reasonable and necessary to protect the legitimate interests of the parties and their Affiliates, (ii) any material violation of Section 4.6 or 4.7 may result in irreparable injury to the Purchasers or Seller (as the case may be) and their Affiliates and that damages at law would not be reasonable or adequate compensation to the Purchasers or Seller (as the case may be) and their Affiliates for a material violation of Section 4.6 or 4.7 and (iii) the Purchasers and Seller shall be entitled to have the provisions of Section 4.6 and 4.7 specifically enforced by preliminary and permanent injunctive relief without the necessity of proving actual damages and without posting bond or other security as well as without an equitable accounting of all earnings, profits and other benefits arising out of any violation of Section 4.6 or 4.7, including, without limitation, estimated future earnings.

(d) If the final judgment of a court of competent jurisdiction declares that any term or provision of this Section 4.7 is invalid or unenforceable, Seller and the Purchasers each agree that the court making the determination of invalidity or unenforceability shall have the power to reduce the scope, duration, or area of the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified after the expiration of the time within which the judgment may be appealed.

4.8 Employees.

(a) With Seller’s prior consent, effective as of the expiration or termination of the Transition Services Agreement (the “Transition End Date”), one or more of the Purchasers may make offers of employment or consultancy to the employees and consultants of Seller set forth on Schedule 4.8(a). Each such employee or consultant who accepts an offer of employment or consultancy with a Purchaser (or an Affiliate of a Purchaser) (a “Transferred Employee”) shall terminate their employment or consultancy with Seller as of no later than the Transition End Date. Seller shall pay to each Transferred Employee any Liability for accrued vacation, sick leave or similar benefits with respect to such Transferred Employee attributable to periods of employment or service of such Transferred Employee with Seller (including, without limitation, during the term of the Transition Agreement) and shall make such payment within the statutory time period therefor but in no event later than ten days after such Transferred Employee’s employment with Seller is terminated.

(b) Seller hereby consents to the hiring of such Transferred Employees by the Purchasers and waives, with respect to the employment or engagement by the Purchasers of such Transferred Employees, any claims or rights Seller may have against the Purchasers or any such

Transferred Employee under any non-competition or confidentiality (as it relates to confidential information concerning the Business) covenant relating to such employee or consultant to the extent such Transferred Employees will perform services for the Purchasers (or an Affiliate of the Purchasers).

(c) Seller shall be responsible for any withholding or employment taxes with respect to any of the Transferred Employees that accrue or become payable during the period of such Person’s employment or service with Seller or arise out of the termination of such Person’s employment or service with Seller. Seller shall be responsible for filing all employment Tax returns with respect to such Transferred Employees attributable to periods of employment or service with Seller.

(d) Seller shall be responsible for and pay any Liability for severance payments or other termination benefits to any employee of Seller, including Transferred Employees, which accrue or become payable during the period of such employee’s employment or service with Seller or arise out of the termination of such Person’s employment with such Seller. Seller shall be liable for and obligated to pay and indemnify and hold the Purchasers and their Affiliates harmless from any and all damages, expenses, claims, Contracts, suits, obligations and other Liabilities of any nature whatsoever, directly or indirectly, with respect to: (i) any of Seller’s obligations under this Section 4.8, (ii) any and all obligations or Liabilities to any Transferred Employee related to or arising from or with respect to any act or omission of Seller or arising from or with respect to any event occurring prior to the Transition End Date, including without limitation with respect to the terms and conditions of employment (including under any employment agreement with Seller) of any individual by Seller, whether for salary, wages, bonuses, profit sharing, commissions, severance, termination benefits, vacation pay, sick pay, wrongful termination or otherwise; (iii) the employment or termination of employment by Seller of any Transferred Employees, whether in connection with the Transactions or otherwise; (iv) any claims of discrimination under applicable Legal Requirements provided such claims arise from such employee’s employment or service with, or termination by, Seller; (v) any duties, obligations or Liabilities of Seller or administrators to any Transferred Employee under any existing or future employee benefit plans of Seller or under ERISA, COBRA, WARN, FLSA or any similar Legal Requirements; (vi) any present or future obligations or Liabilities of Seller to any Transferred Employee, whether or not specifically described in this Section 4.8, or (vii) any claim by any Transferred Employee arising from a failure or omission by Seller to calculate and pay any of the Liabilities referred to in this Section 4.8.

(e) The parties hereby acknowledge that the Purchasers are under no obligation to employ any current, former or future employee or contractor of Seller. Further, nothing in this Agreement shall confer any rights or remedies on any of Sellers’ employees or contractors and no Person shall be a third party beneficiary with respect to any provision in this Section 4.8.

4.9 Links and Websites. From and after the Closing until six months following the Closing, Seller shall, at no cost to the Purchasers, redirect inquiries regarding the Business (including, without limitation, web traffic), to the appropriate contact or web page of the Purchasers as identified by the Purchasers.

4.10 Proration of Prepayments and Receivables. The parties hereby acknowledge that all accounts receivable and pre-payments relating to services provided by Seller to Customers prior to the Closing Date shall be Seller’s accounts receivable and pre-payments, and all accounts receivable and pre-payments relating to service provided by the Purchasers to Customers on or after the Closing Date shall be the Purchasers’ accounts receivable and pre-payments. All accounts receivable and pre-payments in respect of the Customers shall be pro-rated as of the Closing Date in accordance with this Section 4.10. To facilitate the proration of such accounts receivable and pre-payments, the parties agree to use their commercially reasonable efforts to share such billing and other information reasonably necessary to compute prorated amounts of accounts receivable and pre-payments as of the Closing Date attributable to Seller, on the one hand, and the Purchasers, on the other hand. The parties shall use their commercially reasonable efforts and agree to cooperate with each other to compute the pro-rated amounts no later than thirty (30) days after the Closing Date. Once the prorated amounts have been computed, Seller, on the one hand, and the Purchasers, on the other hand, shall pay to each other the necessary amounts to pro-rate the accounts receivable and pre-payments as of the Closing Date. All such payments shall be made to the respective parties within five (5) business days of the Transition End Date. Notwithstanding anything in this Section 4.10 to the contrary, Seller’s obligation to pay amounts pursuant to this Section 4.10 shall be subject to offset to the extent specifically provided for in the Transition Services Agreement.

5.	SURVIVAL OF REPRESENTATIONS AND WARRANTIES; INDEMNIFICATION

5.1 Survival of Representations and Warranties. The representations and warranties of each party contained in this Agreement shall expire on the date that is twelve (12) months after the Closing Date (the “Survival Period”), provided that (a) no right to indemnification pursuant to Article 5 in respect of a Claim pursuant to which notice was provided in accordance with Section 5 prior to the expiration of the Survival Period shall be affected by the expiration of the representations and warranties, and (b) such expiration shall not affect the rights of any Indemnified Party under Article 5 or otherwise to seek recovery of Losses arising out of any fraud or intentional misrepresentation of the Purchasers or Seller, until the expiration of the applicable statute of limitations. All covenants, agreements and obligations of the parties contained in this Agreement or any other document, certificate, schedule or instrument delivered or executed in connection herewith shall survive until (i) fully performed or fulfilled, unless non-compliance with such covenants, agreements or obligations is waived in writing by the party or parties entitled to such performance or (ii) if not fully performed or fulfilled, until the expiration of the relevant statute of limitations.

5.2 Indemnification by Seller. Subject to the other provisions of this Article 5, Seller agrees to indemnify and save harmless the Purchasers and their Affiliates from and against all Losses suffered or incurred by such Persons as a result of or arising directly or indirectly out of or in connection with:

(a) any breach by Seller of or any inaccuracy of any representation or warranty of Seller contained in this Agreement;

(b) any breach or non-performance by Seller of any agreement or covenant to be performed by Seller that is contained in this Agreement;

(c) any Proceeding, Claim or Liability against the Business based on any facts occurring on or prior to the Closing Date and, with respect to Liabilities to employees or agents, including Transferred Employees, facts occurring on or prior to the Transition End Date (whether absolute, contingent or otherwise, and whether or not known or unknown), including, without limitation, all Taxes related to such time period and any and all Liabilities to third parties or to employees or agents of Seller related to such time period (other than the Assumed Liabilities);

(d) any Third Party Claim (as defined below) arising out of, in connection with, or related to the Transactions (including, without limitation, a Claim for breach of fiduciary duties) brought by any stockholder(s) (including a stockholders derivative claim), creditor(s) or other Person(s) that claims an interest in the assets of Seller, or a Person acting on behalf of such Persons (including, without limitation, a trustee);

(e) the “going private” transaction (the “Going Private Transaction”) described in and contemplated by the Schedule 14A filed by Seller with the United States Securities and Exchange Commission on February 20, 2008, as the same may be amended from time to time;

(f) the Excluded Liabilities; and

(g) noncompliance by Seller with the provisions of any applicable bulk transfer laws or bulk sales laws (including, without limitation, any liability for Taxes which may be asserted by a third party against either Purchaser as a result of Seller’s non-compliance with any bulk transfer or other similar laws in any jurisdiction).

5.3 Indemnification by the Purchasers. Subject to the other provisions of this Article 5, the Purchasers, jointly and severally, agree to indemnify and save harmless Seller and its Affiliates from and against all Losses suffered or incurred by such Persons as a result of or arising directly or indirectly out of or in connection with:

(a) any breach by a Purchaser of or any inaccuracy of any representation or warranty contained in this Agreement;

(b) any breach or non-performance by a Purchaser of any agreement or covenant to be performed by a Purchaser that is contained in this Agreement;

(c) the Assumed Liabilities; and

(d) the operation of the Business by the Purchasers subsequent to the Closing (except to the extent that any Losses relate to (1) the Closing Date or a pre-Closing agreement, commitment, action, other circumstance or condition or other matter for which an Indemnified Party is or would be entitled to indemnification from Seller under Section 5.2, or (2) arising out of the willful misconduct or gross negligence of Seller in connection with the performance of its obligations under the Transition Services Agreement).

5.4 Notice of Claim. If a party becomes aware of any Claim in respect of which indemnity may be sought pursuant to this Agreement, the Indemnified Party shall give written notice of the Claim to the Indemnifying Party as soon as reasonable practicable after such party becomes aware of the Claim. The notice shall specify whether the Claim is a Third Party Claim or whether the Claim is a Direct Claim, and shall also specify with reasonable particularity (to the extent that the information is available) the factual basis for the Claim and the amount of the Claim, if known.

5.5 Direct Claims. With respect to any Claim for indemnification pursuant to this Agreement that is not a Third Party Claim (a “Direct Claim”), following receipt of notice from the Indemnified Party of the Claim in accordance with Section 5.4, the Indemnifying Party (at the expense of such Indemnifying Party) shall have thirty (30) days to make any investigation of the Claim as the Indemnifying Party considers necessary or desirable. For the purpose of that investigation, the Indemnified Party shall make available to the Indemnifying Party the information relied upon by the Indemnified Party to substantiate the Claim, together with all other information as the Indemnifying Party may reasonably request. If both parties agree at or before the expiration of that thirty (30) day period (or any mutually agreed upon extension of that thirty (30) day period) to the validity and amount of the Claim, the Indemnifying Party shall immediately pay to the Indemnified Party the full agreed upon amount of the Claim during such period. If the Indemnifying Party does not agree in writing to the validity and amount of the Claim, then the Indemnified Party may pursue any remedies available to it subject to the terms of this Agreement.

5.6 Third Party Claims. With respect to any Claim for indemnification related to a claim brought by a Third Party (a “Third Party Claim”) the Indemnifying Party shall twenty (20) days (or less if the nature of the Third Party Claim requires) from the date on which the Indemnifying Party receives notice of a Third Party Claim to notify the Indemnified Party that it will assume the defense of the Claim at its own expense and, in the event the Indemnifying Party assumes control of the defense, the Indemnifying Party shall not be liable to the Indemnified Party for any fees of any other counsel or other expenses in connection with the defense of such Third Party Claim. If the Indemnifying Party elects to assume control of the negotiation, settlement or defense of the Claim, the Indemnified Party shall have the right to monitor and participate in the negotiation, settlement or defense of that Third Party Claim and to retain counsel to act on its behalf, and the fees and disbursements of that counsel shall be paid by the Indemnified Party. Notwithstanding anything contained in this Agreement, the Indemnifying Party shall not consent to the entry of any judgment or enter into any settlement except with the prior written consent of the Indemnified Party which consent shall not be unreasonably withheld. If the Indemnifying Party, having elected to assume control of the negotiation, settlement or defense of the Claim, fails to defend the Third Party Claim within a reasonable time, the Indemnified Party shall be entitled to assume control of the negotiation, settlement or defense of the Claim. If any Third Party Claim is of a nature that the Indemnified Party is required by any Legal Requirement to make a payment to any Third Party with respect to the Third Party Claim before the completion of settlement negotiations or related legal proceedings, the Indemnified Party may make that payment and the Indemnifying Party shall, forthwith after demand by the Indemnified Party, reimburse the Indemnified Party for that payment unless the Indemnified Party is not entitled to indemnification under this Agreement and subject to the limitations set forth in Section 5.13. If the amount of any liability of the Indemnified Party under the Third

Party Claim in respect of which that payment was made, as described in the preceding sentence, is finally determined to be less than the amount that was paid by the Indemnifying Party to the Indemnified Party, the Indemnified Party shall, forthwith after receipt of the difference from the Third Party, pay the amount of the difference to the Indemnifying Party.

5.7 Settlement of Third Party Claims. If the Indemnifying Party fails to assume control of the defense of any Third Party Claim, the Indemnified Party shall have the exclusive right to contest, settle or pay the amount claimed, but the Indemnifying Party will not be bound by any settlement effected without its consent, which consent shall not be unreasonably withheld. If the Indemnifying Party does assume control of the defense of any Third Party Claim, the Indemnifying Party shall not settle any Third Party Claim without the written consent of the Indemnified Party unless the settlement includes a full release in favor of the Indemnified Party.

5.8 Cooperation. The Indemnified Party and the Indemnifying Party shall cooperate fully with each other with respect to Third Party Claims, and shall keep each other fully advised with respect to Third Party Claims (including supplying copies of all relevant documentation promptly as it becomes available).

5.9 Tax Benefits. The amount of any Loss otherwise recoverable by an Indemnified Party under this Article 5 shall be reduced to the extent of any Tax benefits actually realized by the Indemnified Party as a result of the matters giving rise to the Indemnified Party’s Claim.

5.10 Insurance Benefits. If any matter giving rise to a Claim of indemnification pursuant to this Article 5 by an Indemnified Party is covered by any insurance policy or policies, then the Indemnified Party shall use reasonable efforts to pursue the Claim and obtain compensation from its insurer or insurers under those insurance policy or policies. If and when the compensation is actually received from those insurers for the matters giving rise to the Claim of indemnification hereunder, the Indemnified Party shall reduce the Claim against the Indemnifying Party to the extent of its insurance recovery (minus any deductible and other amounts or expenses reasonably incurred in pursuing the Claim with its insurer) or, if payment has already been made by the Indemnifying Party on the Claim of indemnification hereunder, then the Indemnified Party shall remit the insurance recovery (minus any deductible and other amounts or expenses reasonably incurred in pursuing the Claim with its insurer), up to the amount of the payment, to the Indemnifying Party.

5.11 Subrogation. In the event any Indemnifying Party has paid a Claim asserted by any Indemnified Party under this Agreement, and the Indemnified Party possesses any Claim against a Third Party in respect of the Claim previously paid, then the Indemnifying Party shall be fully subrogated to the rights of the Indemnified Party in respect of the Claim against the Third Party, and the Indemnified Party shall take all reasonable action requested by the Indemnifying Party to enable the Indemnifying Party to enforce the Claim against that Third Party.

5.12 Tax Effect of Indemnification Payments. For all Tax purposes, Seller and the Purchasers hereto agree to treat, except as required by applicable law, all indemnity payments made by Seller or the Purchasers pursuant to this Agreement as adjustments to the Aggregate Purchase Price paid with respect to the Acquired Assets.

5.13 Limitations on Liability.

(a) No Losses arising out of a particular breach of any representation or warranty hereunder on the part of the Purchasers or Seller, as the case may be, that would otherwise be indemnified under Section 5.2(a) or Section 5.3(a), as the case may be, shall be recoverable by an Indemnified Party pursuant to the provisions of this Article 5 until the amount of such party’s Losses equals or exceeds $30,000 (the “Indemnity Basket”) in the aggregate, after which the entire amount of such Losses shall be recoverable pursuant to the provisions of this Article 5, including the amount of the Indemnity Basket.

(b) The aggregate amount of Losses arising out of all breaches of any representations or warranties or other Losses on the part of the Purchasers or Seller, as the case may be, recoverable by the Purchasers and Seller, respectively, pursuant to the provisions of Section 5.2(a) or Section 5.3(a), as the case may be, shall be limited to the Aggregate Purchase Price, except in the case of fraud or intentional misrepresentation on the part of the Purchasers or Seller, as the case may be, in which case such limitation shall not apply.

5.14 Materiality. With respect to any representation, warranty, covenant or agreement which is modified by the words “material”, “material adverse effect” or words to that effect, such words or clauses shall not have any effect with respect to the calculation of the amount of any Losses pursuant to this Article 5. However, such modifications will have their full effect in determining whether a breach has occurred.

5.15 Sole Remedy. The provisions of this Article 5 shall provide the sole and exclusive remedy with respect to any and all Losses arising from the matters referred to in Section 5.2 or Section 5.3, as the case may be, or otherwise under or in connection with the Acquired Assets, the Business, this Agreement or the Transactions (except for a breach of the Transition Services Agreement or in the case of fraud or intentional misrepresentation); provided, however, that nothing in this Section 5.15 shall limit or restrict the ability or right of any party hereto to seek injunctive or other equitable relief for any breach or alleged breach of this Agreement or any provision hereof. The Purchasers shall retain the Holdback Amount to secure indemnification obligations of Seller pursuant to this Article 5 until the Holdback Payment Date; it is expressly understood, however, that the amount of the Holdback Amount shall not limit the obligation of Seller pursuant to this Article 5 (limitations on such obligations being set forth exclusively in Article 5). In the event either of the Purchasers or their Affiliates is entitled to indemnification under this Article 5 prior to the Holdback Payment Date, the Purchasers shall be entitled to deduct from the Holdback Amount the full amount of indemnification to which such Indemnified Party is entitled. In the case of any pending claim, the Purchasers shall be entitled to retain the portion of the Holdback Amount necessary to satisfy the full amount of such pending claim, determined in the Purchasers’ reasonable discretion, until such time as all pending claims are finally resolved. The Remaining Holdback Amount shall be paid to Seller in accordance with the provisions of Section 1.5.

5.16 Limitation of Liability. Neither the Purchasers nor Seller shall be responsible for any indirect, incidental, punitive, special or consequential damages whatsoever, including but not limited to loss of profits or goodwill, even if advised of the possibility of such damages, except to the extent the Purchasers or Seller is liable for such damages to a third party and such damages otherwise constituted indemnifiable Losses pursuant to Article 5.

6.	MISCELLANEOUS PROVISIONS.

6.1 Further Assurances. Each party hereto shall execute and/or cause to be delivered to each other party hereto such instruments and other documents, and shall take such other actions, as such other party may reasonably request (prior to, at or after the Closing) for the purpose of carrying out or evidencing any of the Transactions. Without limiting the generality of the foregoing, in addition to the services to be performed under the Transition Services Agreement, Seller shall make those individuals included in the definition of “Knowledge” (to the extent they remain under the control and direction of Seller) reasonably available to the Purchasers for six (6) months after the Closing during normal business hours to assist with the transition of the Business from Seller to the Purchasers, as long as such assistance does not interfere with such individuals’ primary job duties to Seller.

6.2 Fees and Expenses; Investment Banking Fees.

(a) Except as otherwise provided for herein, each party to this Agreement shall bear and pay all fees, costs and expenses (including all legal fees and expenses) that have been incurred or that are in the future incurred by, on behalf of or for the benefit of such party in connection with: (i) the negotiation, preparation and review of any letter of intent or similar document relating to any of the Transactions; (ii) the investigation and review conducted by such party and its Representatives with respect to the Transactions; (iii) the negotiation, preparation and review of this Agreement, the other Transaction Agreements and all bills of sale, assignments, certificates, opinions and other instruments and documents delivered or to be delivered in connection with the Transactions; (iv) the preparation and submission of any filing or notice required to be made or given in connection with any of the Transactions, and the obtaining of any Consent required to be obtained in connection with any of the Transactions; and (v) the consummation and performance of the Transactions.

(b) Notwithstanding anything to the contrary contained elsewhere in this Agreement, and regardless of whether or not the Closing takes place, each party to this Agreement shall pay its own investment banking, broker or finder fees incurred in connection with the Transactions.

6.3 Notices. Any notice or other communication required or permitted to be delivered to any party under this Agreement shall be in writing and shall be deemed properly delivered, given and received when delivered (by hand, by registered mail, by courier or express delivery service or by facsimile) to the address or facsimile telephone number set forth beneath the name of such party below (or to such other address or facsimile telephone number as such party shall have specified in a written notice given to the other parties hereto):

if to Seller:

Critical Path, Inc.

42-47, Lower Mount St. Dublin 2, Ireland

Phone: (415) 541-2500

Facsimile: (415) 541-2300

Attn: Chief Financial Officer

with a copy (which shall not constitute notice) to:

Weintraub Genshlea Chediak PC

400 Capitol Mall

Eleventh Floor

Sacramento, California 95814

Phone: 916.558.6000

Facsimile: 512.446.1611

Attn: C. Kevin Kelso

if to the Purchasers:

GigaNews, Inc.

SPN Acquisition, Inc.

1044 Liberty Park Drive

Austin, Texas 78746

Phone: 512.684.9950

Facsimile: 512.684.9951

Attn: Shane Menking

With a copy (which shall not constitute notice) to:

Winstead PC

401 Congress Avenue

Suite 2100

Austin, Texas

Phone: 512.370.2800

Facsimile: 512.370.2850

Attn: John A. Menchaca II

6.4 Headings. The underlined headings contained in this Agreement are for convenience of reference only, shall not be deemed to be a part of this Agreement and shall not be referred to in connection with the construction or interpretation of this Agreement.

6.5 Counterparts. This Agreement may be executed in several counterparts, including facsimile transmittals, each of which shall constitute an original and all of which, when taken together, shall constitute one agreement.

6.6 Governing Law; Venue.

(a) This Agreement shall be construed in accordance with, and governed in all respects by, the internal laws of the State of Texas (without giving effect to principles of conflicts of laws).

(b) For purposes of any action arising out of or relating to this Agreement or the enforcement of any provisions of this Agreement, the parties consent to the exclusive jurisdiction and venue of: (i) if the action is brought by Seller against the Purchasers, the state and federal courts located in or nearest to Austin, Texas, and (ii) if the action is brought by the Purchasers against Seller, the state and federal courts located in or nearest to San Francisco County, California. Each party to this Agreement:

(i) expressly and irrevocably consents and submits to the jurisdiction of each state and federal court located in such counties (in the circumstances described above) in connection with any such legal proceeding;

(ii) agrees that each such state and federal court shall be deemed to be a convenient forum for purposes of the actions described above; and

(iii) agrees not to assert (by way of motion, as a defense or otherwise), in any such legal proceeding commenced in any such state or federal court located in the circumstances described above, any claim that such party is not subject personally to the jurisdiction of such court, that such legal proceeding has been brought in an inconvenient forum, that the venue of such proceeding is improper or that this Agreement or the subject matter of this Agreement may not be enforced in or by such court.

6.7 Successors And Assigns; Parties In Interest.

(a) This Agreement shall be binding upon and shall insure to the benefit of Seller and the Purchasers and their respective successors and assigns (including, without limitation, as a result of the Going Private Transaction).

(b) Neither party shall be permitted to assign any of its rights or delegate any of its obligations under this Agreement without the other party’s prior written consent, and any purported assignment in violation of this Section 6.7 shall be null and void. Notwithstanding the foregoing, so long as any such Affiliate agrees in writing to be bound by the applicable terms of this Agreement, each Purchaser may (i) assign any or all of its rights and interests hereunder to one of its Affiliates, and (ii) designate one or more of its Affiliates to perform its obligations hereunder.

(c) Except for the provisions of this Section 6.7, none of the provisions of this Agreement is intended to provide any rights or remedies to any Person other than the parties to this Agreement and their respective successors and assigns (if any). Without limiting the generality of the foregoing, (i) no employee of Seller shall have any rights under this Agreement or under any of the other Transaction Agreements, and (ii) no creditor of Seller shall have any rights under this Agreement or any of the other Transaction Agreements.

6.8 Waiver.

(a) No failure on the part of any Person to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any Person in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy.

(b) No Person shall be deemed to have waived any claim arising out of this Agreement, or any power, right, privilege or remedy under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such Person; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

6.9 Amendments. This Agreement may not be amended, modified, altered or supplemented other than by means of a written instrument duly executed and delivered on behalf of the Purchasers and Seller.

6.10 Remedies Cumulative. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party hereto shall be deemed cumulative with and not exclusive of any other remedy conferred hereby or by law or equity upon such party, and the exercise by a party hereto of any one remedy shall not preclude the exercise of any other remedy and nothing in this Agreement shall be deemed a waiver by any party of any right to specific performance or injunctive relief.

6.11 Attorneys’ Fees. Should suit be brought to enforce or interpret any part of this Agreement (including appeals therefrom), the prevailing party will be entitled to recover, as an element of the costs of suit and not as damages, reasonable attorneys’ fees to be fixed by the court (including costs, expenses and fees on any appeal) and its costs of suit, regardless of whether such suit proceeds to final judgment.

6.12 Severability. In the event that any provision of this Agreement, or the application of any such provision to any Person or set of circumstances, shall be determined to be invalid, unlawful, void or unenforceable to any extent, the remainder of this Agreement, and the application of such provision to Persons or circumstances other than those as to which it is determined to be invalid, unlawful, void or unenforceable, shall not be impaired or otherwise affected and shall continue to be valid and enforceable to the fullest extent permitted by law.

6.13 Entire Agreement. The Transaction Agreements set forth the entire understanding of the parties relating to the subject matter thereof and supersede all prior agreements (including letters of intent) and understandings among or between any of the parties relating to the subject matter thereof.

6.14 Disclosure Letter and Exhibits. The Disclosure Letter, exhibits and schedules are hereby incorporated into this Agreement to the same extent as though fully set forth herein.

6.15 Construction.

(a) For purposes of this Agreement, including the exhibits hereto, whenever the context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include the masculine and feminine genders.

(b) The parties hereto agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in the construction or interpretation of this Agreement.

(c) As used in this Agreement, the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation.”

(d) Except as otherwise indicated, all references in this Agreement to “Sections” and “Exhibits” are intended to refer to Sections of this Agreement and Exhibits to this Agreement.

6.16 Bulk Transfer Compliance. Subject to the provisions of Section 5.2(g), the Purchasers hereby waive compliance with the provisions of any applicable Bulk Sales Act under the Uniform Commercial Code in effect in any applicable jurisdiction, to the extent applicable to the transactions contemplated hereby.

[REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK]

The parties to this Agreement have caused this Asset Purchase Agreement to be executed and delivered as of the date first written above.

CRITICAL PATH, INC.,
a California corporation

By:	/s/ JAMES A. CLARK
	Name:	James A. Clark
	Title:	Executive Vice President & CFO

GIGANEWS, INC.,
a Texas corporation

By:	/s/ SHANE MENKING
	Name:	Shane Menking
	Title:	Chief Financial Officer

SPN ACQUISITION, INC.,
a Texas corporation

By:	/s/ SHANE MENKING
	Name:	Shane Menking
	Title:	Chief Financial Officer

[Signature Page to Asset Purchase Agreement]

EXHIBIT A

CERTAIN DEFINITIONS

For purposes of the Agreement (including this Exhibit A):

“Acquired Assets” shall have the meaning set forth in Section 1.1(a).

“Affiliate” shall mean with respect to any Person, any other Person controlling, controlled by or within common control with such Person. Where the same Person or group of Persons own at least 51% of the outstanding voting stock of two entities, such entities shall be deemed to be within common control for the purposes of this definition.

“Aggregate Purchase Price” shall mean the total purchase price paid by the Purchasers to Seller for the Acquired Assets, consisting of (i) the Cash Closing Payment and (ii) the Remaining Holdback Amount, if any.

“Agreement” shall mean the Asset Purchase Agreement to which this Exhibit A is attached, as it may be amended from time to time.

“Assigned Contracts” shall have the meaning set forth in Section 1.1(a).

“Assumed Liabilities” shall mean the GigaNews Assumed Liabilities and the SPN Assumed Liabilities.

“Bill of Sale” shall have the meaning assigned to it in Section 1.4(b)(i).

“Business” shall mean Seller’s Supernews usenet hosting business as conducted as of the Closing Date.

“Cash Closing Payment” shall have the meaning assigned to in Section 1.2(a).

“Claim” means any claim, Proceeding, demand, action, suit, cause of action or other similar matter.

“Closing” shall have the meaning assigned to it in Section 1.4(a).

“Closing Date” shall have the meaning assigned to it in Section 1.4(a).

“Code” shall mean the Internal Revenue Code of 1986, as amended and the regulations promulgated thereunder.

“Commercial Customers” means commercial Customers.

“Consent” shall mean any material approval, consent, ratification, permission, waiver, authorization, filing, registration or notification (including any Governmental Authorization).

“Contract” shall mean any written, oral, implied or other agreement, contract, understanding, arrangement, instrument, note, guaranty, indemnity, warranty, deed, assignment, power of attorney, certificate, purchase order, work order, insurance policy, benefit plan, commitment, covenant, assurance or undertaking of any nature.

“Copyright Assignment” shall have the meaning assigned to it in Section 1.4(b)(iii).

“Customer” shall mean a customer or client of the Business that is a party to a Contract.

“Damages” shall include any loss, damage, injury, liability, claim, demand, settlement, judgment, award, fine, penalty, Tax, fee (including reasonable attorneys’ fees), charge, cost (including reasonable costs of investigation) or expense of any nature but shall not include any consequential, incidental, punitive, exemplary or special damages (including lost profits or loss of business).

“Delivering Party” shall have the meaning assigned to it in Section 1.5(e).

“Direct Claim” shall have the meaning assigned to it in Section 5.5.

“Disclosure Letter” shall have the meaning assigned to that term at the beginning of Article 2.

“Effective Time” shall have the meaning assigned to it in Section 1.4(a).

“Encumbrance” shall mean any recorded lien, pledge, hypothecation, mortgage, security interest, assessment, levy, or any agreement to give any of the foregoing in the future.

“Entity” shall mean any corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, cooperative, foundation, society, political party, union, limited liability company, firm or other enterprise, association, organization or entity.

“Excluded Assets” shall mean all assets, properties or rights of Seller not included in the Acquired Assets. For the avoidance of doubt, the Excluded Assets include, without limitation, the following:

(i)	all cash, restricted cash, and cash equivalents and trade receivables relating to services provided before the Closing Date;

(ii)	all Contracts of Seller or by which Seller is bound other than the Assigned Contracts;

(iii)	all of the rights, title and interest of Seller in owned or leased real properties, and all rights of Seller under each real property lease, pursuant to which Seller leases, subleases (as sub-landlord or sub-tenant) or otherwise occupies such leased real property, and all improvements, fixtures and other appurtenances thereto and other rights of Seller under such real property leases;

(iv)	all tangible assets, including without limitation owned or leased furniture, fixtures, furnishing, equipment, supplies, machinery, tools, parts, leasehold improvements and other personal property of Seller, all equipment and instruments, chairs, desks, tables, computer equipment, copiers, telecommunications equipment, fax machines, hardware, servers, laptops, storage drives, monitors, routers, switches, cabling, racks, phones and phone systems (wired and wireless), and other telecommunications equipment;

(v)	all property and casualty insurance proceeds, and all rights to property and casualty insurance proceeds;

(vi)	accounts payable except with respect to Assigned Contracts;

(vii)	deposits made by Seller under leases of real property and personal property and deposits made to secure any outstanding debt of Seller;

(viii)	all security deposits deposited by Seller (for rent, electricity, telephone or otherwise) with respect to the Business or the Acquired Assets being acquired or pursuant to any Assigned Contracts; and

(ix)	all software and software systems, including without limitation operating systems, firmware, billing, accounting and financial systems, third party off-the-shelf software and all other software other than the software of the Business listed in Section 2.11 of the Disclosure Letter.

“Excluded Liabilities” means all Liabilities relating to Seller or the Business that are not Assumed Liabilities. For the avoidance of doubt, the Excluded Liabilities that are not being assumed by the Purchasers include, without limitation:

(i)	any and all Taxes attributable to any of the Business or the Acquired Assets that relate in any manner to, or first arose during, any time period or portion thereof ending on or prior to the Closing Date;

(ii)	any and all trade payables incurred or accrued by the Business at any time prior to the Closing Date relating to periods before the Closing Date, other than the Assumed Liabilities;

(iii)	any and all Liabilities to employees or contractors of Seller (including, without limitation, Transferred Employees) related to or arising from or with respect to any act or omission of Seller or arising from or with respect to any event occurring prior to the Transition End Date or as a result of the Transaction, including any Liabilities to any employees for the payment of any and all wages or accrued and unused vacation time or for the reimbursement of any expenses incurred by such employees and any Liabilities to any contractors for any amounts due to them in connection with services provided to Seller prior to the Transition End Date;

(iv)	any and all Liabilities to employees of Seller who are not Transferred Employees;

(v)	any and all Liabilities arising from the termination by Seller of the employment of any current or future employees of Seller, any other claims brought against Seller arising from Seller’ employment of any Person, or arising from any duties or obligations under any existing or future employee benefit plans of Seller;

(vi)	any and all present or future obligations or Liabilities of Seller to existing or future employees of Seller or any of their Affiliates under ERISA, the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), the Federal Worker Adjustment and Retraining Act (“WARN”), the Fair Labor Standards Act (“FLSA”) or any severance pay obligations of Seller;

(vii)	any and all Liabilities arising from any breach or default by Seller of any contract, agreement or commitment of Seller relating to periods prior to or as a result of the Closing (including any breach or default of any of the Assigned Contracts);

(viii)	any and all Liabilities now or hereafter arising from or with respect to, the sale or license of any products or services of, by or for Seller prior to the Closing; and

(ix)	any and all Liabilities relating to or arising out of any of the Excluded Assets.

“Excluded Revenue Items” shall have the meaning assigned to it in Section 1.5(a).

“Financial Information” shall have the meaning assigned to it in Section 2.13.

“GAAP” means United States generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as may be authorized to promulgate rules or regulations applicable to a significant segment of the accounting profession, as in effect on the date of this Agreement and as consistently applied by a party.

“GigaNews” shall have the meaning assigned to it in the introductory paragraph of the Agreement.

“GigaNews Acquired Assets” shall have the meaning assigned to it in Section 1.1(a).

“GigaNews Assigned Contracts” shall have the meaning assigned to it in Section 1.1(a).

“GigaNews Assumed Liabilities” shall mean (i) the Liabilities of Seller under any GigaNews Assigned Contracts that are to be performed, or that relate to periods, after the Closing Date, and only to the extent such obligations do not arise from a breach, default or violation by Seller of any provision of any GigaNews Assigned Contract that occurred prior to or on the Closing Date, and (ii) all other Liabilities of the Business set forth in Section 2.8 of the Disclosure Schedule under an express statement (that GigaNews has initialled) to the effect that the definition of GigaNews Assumed Liabilities will include the Liabilities so disclosed.

“Going Private Transaction” shall have the meaning set forth in Section 5.2(e);

“Governmental Authorization” shall mean any: (a) permit, license, certificate, franchise, concession, approval, consent, ratification, permission, clearance, confirmation, endorsement, waiver, certification, designation, rating, registration, qualification or authorization issued, granted, given or otherwise made available by or under the authority of any Governmental Body or pursuant to any Legal Requirement; or (b) right under any Contract with any Governmental Body.

“Governmental Body” shall mean any: (a) nation, principality, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (b) federal, state, local, municipal, foreign or other government; (c) governmental or quasi-governmental authority of any nature (including any governmental division, subdivision, department, agency, bureau, branch, office, commission, council, board, instrumentality, officer, official, representative, organization, unit, body or Entity and any court or other tribunal); (d) multi-national organization or body; or (e) individual, Entity or body exercising, or entitled to exercise, any executive, legislative, judicial, administrative, regulatory, police, military or taxing authority or power of any nature.

“Holdback Amount” shall mean six hundred seventy-five thousand dollars ($675,000.00).

“Holdback Payment Date” shall have the meaning assigned to it in Section 1.5(h).

“Holdback Period” shall mean the period commencing on the Closing Date and ending six (6) months following the Closing Date.

“Indemnified Party” means a party seeking indemnification from the other party under Article 5.

“Indemnifying Party” means a party from whom indemnification is sought by the other party under Article 5.

“Indemnity Basket” shall have the meaning assigned to it in Section 5.13.

“Initial Revenues” shall have the meaning assigned to it in Section 1.5(a).

“Initial Revenue Statement” shall have the meaning assigned to it in Section 1.5(a).

“Intellectual Property” means any or all of the following rights in, arising out of, associated with, or relating to any Acquired Asset: (i) all United States, international and foreign issued patents, reissued or reexamined patents, revivals of patents, utility models, certificates of invention, registrations of patents and extensions thereof, regardless of country or formal name, and all patent and provisional patent applications, all industrial design applications or registrations and all reissues, divisions, renewals, extensions, substitutions, provisionals, continuations and continuations-in-part thereof or therefore, and all rights to apply for any of the foregoing; (ii) all inventions (whether patentable or not), invention disclosures, records of invention, improvements, designs, ideas, concepts, suggestions, feedback, benchmark testing, trade secrets, proprietary information, know how, technology, technical specifications, technical data, business and customer information, and customer lists, proprietary processes, formulae, algorithms, models and methodologies, and all documentation relating to any of the foregoing; (iii) all copyrights, works of authorship, copyrights registrations and applications therefor and all rights to register and obtain renewals and extensions of registrations, together with all other interests accruing by reason of international copyright conventions, and all rights of authorship, attribution, restraint, use, publication, reproduction, distribution, performance transformation, derivative works, and rights of ownership of such works of authorship and all other rights corresponding thereto throughout the world; (iv) all industrial designs and any registrations and applications therefor throughout the world; (v) all trade names, logos, company names, business names, assumed names, fictitious business names, trade dress, slogans, source identifiers common law and statutory trademarks and service marks, trademark and service mark registrations and applications therefor throughout the world and all Internet domain names, Internet and World Wide Web URLs or addresses, and related domain name registrations; (vi) all databases and data collections and all rights therein throughout the world; (vii) all moral rights, including without limitation any rights of paternity or integrity, and right of restraint, any right to claim authorship of any of the foregoing, to object to any distortion, mutilation or other modification of, or other derogatory action in relation to, any of the foregoing, whether or not such would be prejudicial to honor or reputation, and any similar right, existing under judicial or statutory law of any country in the world, or under any treaty, regardless whether or not such right is denominated or generally referred to as a “moral” right, and economic rights of authors and inventors, however denominated, throughout the world, (viii) all computer programs, hardware, software programs or applications (in both source and object code form and including without limitation firmware), including any related technical documentation, user or operator manuals, software libraries, compliers, configurations, databases, schematics, diagrams, components, processes and methodologies related to any of the foregoing; (ix) all websites accessible from domain names, including without limitation, the visually perceptible user interface and visual appearance “look and feel” of the website, all graphics, images, text, and other content, all associated screen displays and the appearance of menu features, all source code, CGI script, HTML code, XML code, Java Applets, CPI code, libraries, ASNs, IPs and any other code incorporated into the websites, and all documentation, user manuals and other written materials related to any of the foregoing, and all data generated from the use of the websites by users or other contact with users and aggregated data generated therefrom, all information and data collected in relation to the websites computer programs (such as cookies or server log information) and all aggregated data generated therefrom, and all derivative versions of any of the foregoing, and all rights to any know-how used by Seller in compiling, operating, producing, displaying, transmitting, marketing, selling and commercializing the websites in all forms and media, and all email and website addresses related thereto; (x) all other intellectual or other proprietary rights protectible as a matter of law; (xi) licenses, immunities, understandings, agreements, contracts and covenants (including without limitation covenants not to compete, covenants not to sue, and covenants not to assert rights) relating to any of the foregoing; (xii) any claims or causes of action arising out of or related to any past, present or future infringement, misuse or misappropriation of any of the foregoing; (xiii) all income, royalties, damages, and payments now or hereafter relating to or payable under any of the foregoing; (xiv) all other intangible assets, goodwill, rights of priority, properties and common law or statutory rights whether or not appropriate steps have been taken to protect, under applicable law, such other intangible assets, properties or rights); (xv) rights of publicity and privacy related to the use of the names, likenesses, voices, signatures and biographical information of real persons; and (xvi) any similar or equivalent rights to any of the foregoing anywhere in the world, whether now known or hereafter recognized.

“Knowledge” shall mean the knowledge, after reasonable inquiry, of such party’s President, Chief Financial Officer, any Vice President and, in the case of Seller, the general manager of the Business.

“Legal Requirement” shall mean any federal, state, local, municipal, foreign or other law, statute, legislation, constitution, principle of common law, resolution, ordinance, code, edict, decree, proclamation, treaty, convention, rule, regulation, ruling, directive, pronouncement, requirement, specification, determination, decision, opinion or interpretation issued, enacted, adopted, passed, approved, promulgated, made, implemented or otherwise put into effect by or under the authority of any Governmental Body.

“Liability” or “Liabilities” means any and all debts, liabilities and obligations of any type or nature whatsoever, whether accrued or fixed, absolute or contingent, matured or unmatured, determined or determinable, including, without limitation, those arising under any Legal Requirement, Action or Order and those arising under any Contract.

“Losses” means, in respect of any matter, all losses, damages, liabilities, deficiencies, assessments, judgments, costs and expenses (including all reasonable legal and other professional fees and disbursements, interest, penalties and amounts paid in settlement) which is reasonably and proximately caused by another party.

“Material Adverse Effect” shall mean means a material adverse effect on the business, assets, financial condition, results of operations, assets or business of the Business, other than with respect to any matters arising directly as a result of (a) conditions, events or circumstances affecting either (i) the United States economy generally or (ii) the Usenet hosting industry generally, which in the case of clause (i) and (ii) does not have a material disproportionate effect on the Business, taken as a whole, or (b) changes directly resulting from actions taken to comply with this Agreement.

“Non-Soliciting Party” shall have the meaning assigned to in Section 4.6.

“Order” shall mean any: (a) order, judgment, injunction, edict, decree, ruling, pronouncement, determination, decision, opinion, verdict, sentence, subpoena, writ or award issued, made, entered, rendered or otherwise put into effect by or under the authority of any court, administrative agency or other Governmental Body or any arbitrator or arbitration panel; or (b) Contract with any Governmental Body entered into in connection with any Proceeding.

“Ordinary Course of Business” shall mean the ordinary course of a Person’s business consistent with past custom and practice (including with respect to frequency and amount) of such Person.

“Permitted Encumbrances” shall mean (i) Encumbrances for taxes or governmental assessments, charges or claims the payment of which is not yet due, and (ii) liens of carriers, warehousemen, mechanics, materialsmen and other similar Persons incurred in the Ordinary Course of Business with respect to which payment is not due and that do not impair the conduct of the Business.

“Person” shall mean any individual, Entity or Governmental Body.

“Post-Closing Revenues” shall have the meaning assigned to it in Section 1.5(b).

“Post-Closing Revenue Statement” shall have the meaning assigned to it in Section 1.5(b).

“Proceeding” shall mean any claim, action, suit, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding and any informal proceeding), prosecution, contest, hearing, inquiry, inquest, audit, examination or investigation commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental Body, any arbitrator or arbitration panel or any non-governmental third party.

“Purchaser(s)” shall have the meaning assigned to it in the introductory paragraph of the Agreement.

“Receiving Party” shall have the meaning assigned to it in Section 1.5(e).

“Remaining Holdback Amount” shall have the meaning assigned to it in Section 1.5(h).

“Representatives” shall mean officers, directors, employees, attorneys, accountants, advisors and representatives.

“Residential Customers” shall mean residential Customers.

“Revenue Adjustment” shall have the meaning assigned to it in Section 1.5(d).

“Seller” shall have the meaning assigned to it in the introductory paragraph of the Agreement.

“SPN Acquired Assets” shall have the meaning assigned to it in Section 1.1(a).

“SPN Acquisition” shall have the meaning assigned to it in the introductory paragraph of the Agreement.

“SPN Assigned Contracts” shall have the meaning assigned to it in Section 1.1(a).

“SPN Assumed Liabilities” shall mean (i) the Liabilities of Seller under any SPN Assigned Contracts that are to be performed, or that relate to periods, after the Closing Date, and only to the extent such obligations do not arise from a breach, default or violation by Seller of any provision of any SPN Assigned Contract that occurred prior to or on the Closing Date, and (ii) all other Liabilities of the Business set forth in Section 2.8 of the Disclosure Letter under an express statement (that SPN Acquisition has initialled) to the effect that the definition of SPN Assumed Liabilities will include the Liabilities so disclosed.

“Survival Period” shall have the meaning assigned to it in Section 5.1.

“Tax” shall mean any tax (including any income tax, franchise tax, capital gains tax, estimated tax, gross receipts tax, value-added tax, surtax, excise tax, ad valorem tax, transfer tax, stamp tax, sales tax, use tax, property tax, business tax, occupation tax, inventory tax, occupancy tax, withholding tax or payroll tax), including any interest or penalty, that is, has been or may in the future be imposed by any Governmental Body.

“Tax Return” shall mean any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof, assessed or collected by or under the authority of any Governmental Body.

“Terms of Services” shall have the meaning assigned to it in Section 2.10(iv).

“Third Party” means a Person that is not a party to this Agreement.

“Third Party Claim” shall have the meaning assigned to it in Section 5.6.

“Trademark Assignment” shall have the meaning assigned to it in Section 1.4(b)(ii).

“Transaction Agreements” shall mean: (a) this Agreement; (b) the Transition Services Agreement, (c) the Bill of Sale, (d) the Trademark Assignment, and (e) the Copyright Assignment.

“Transactions” shall mean (a) the execution and delivery of the respective Transaction Agreements, and (b) all of the transactions contemplated by the respective Transaction Agreements, including: (i) the sale of the Acquired Assets by Seller to the Purchasers in accordance with the Agreement; (ii) the assumption of the Assigned Contracts and the Assumed Liabilities by the Purchasers pursuant to the Assumption Agreement; and (iii) the performance by Seller and the Purchasers of their respective obligations under the Transaction Agreements, and the exercise by Seller and the Purchasers of their respective rights under the Transaction Agreements.

“Transferred Employee” shall have the meaning assigned to it in Section 4.8(a).

“Transition End Date” shall have the meaning assigned to it in Section 4.8(a).

“Transition Services Agreement” shall have the meaning assigned to it in Section 1.4(b)(iv).